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                                                                   EXHIBIT 10.01

THE TRADE BANK                                 333 South Grand Avenue, Suite 940
WELLS FARGO HSBC TRADE BANK, N.A.                         Los Angeles, CA  90071


                                  April 1, 1998

Mr. Frederick A. Findley
Jalate, Ltd.
6557 Flotilla
City of Commerce, CA  90040

Dear Fred:

     Reference is made to that certain Credit Agreement by and between Jalate, Ltd. (the "Borrower") and Wells Fargo HSBC Trade Bank, N.A. (the "Trade Bank") dated as of January 21, 1998 (the "Agreement"). Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement. We have learned of the following breaches of the terms of the Agreement. Pursuant to Exhibit A - Addendum to Credit Agreement of the Agreement:

     1. Borrower is to maintain a Current Ratio from and after December 31, 1997 not at any time less than 1.25 to 1.0.
     For the periods ended January 31, 1998 and February 28, 1998 the Borrower was not in compliance with this covenant and has informed the Bank that it will not be in compliance with this covenant for subsequent reporting periods through and including June 30, 1998.

     2. Borrower is to maintain Working Capital from and after December 31, 1997 not at any time less than $750,000. For the periods ended January 31, 1998 and February 28, 1998 the Borrower was not in compliance with this covenant and has informed the Bank that it will not be in compliance with this covenant for subsequent reporting periods through and including June 30, 1998.

     3. Borrower is maintain a ratio of Total Liabilities divided by Tangible Net Worth from and after December 31, 1997 not at any time greater than 2.25 to 1.0. For the periods ended January 31, 1998 and February 28, 1998 the Borrower was not in compliance with this covenant and has informed the Bank that it will not be in compliance with this covenant for subsequent reporting periods through and including June 30, 1998.

     Subject to the terms and conditions that follow, the Bank has decided to waive its default rights with respect to these breaches for all periods from January 31, 1998 through and including June 30, 1998. Please note, however, that this waiver applies only to the specific instances described above. It is not a waiver of any breach of any other provision of the Agreement.

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Jalate, Ltd.
April 1, 1998
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     Except as expressly stated in this letter, the Bank reserves all of the rights, powers and remedies available to it under the Agreement and any other contracts or instruments signed by the Borrower, including the right to cease making advances to the Borrower and the right to accelerate any of the Borrower's indebtedness, if any subsequent breach of any other provision of the Agreement should occur.

                                Sincerely,

                                WELLS FARGO HSBC
                                  TRADE BANK, N.A.


                                By: /s/ Greg Richardson
                                    -----------------------------
                                    Greg Richardson
                                    Vice President